PRESS RELEASE
FOR IMMEDIATE RELEASE
INVESTOR CONTACT:
Gary Yusko
(212) 373-5311
PRESS CONTACT:
Evan Goetz/Grace Su
FD
(212) 850-5600
FOR IMMEDIATE RELEASE
WESTWOOD ONE, INC. REPORTS RESULTS FOR THE SECOND QUARTER 2008
— Revenue of $100.4 million and Adjusted EBITDA of $14.1 million for the Second Quarter —
— 2008 Continues to be a Year of Transition for Newly Independent Westwood One, Inc. —
— Company Continues to Make Progress on Strategy to Become a Leading Integrated, Cross-Platform
Media Company Delivering Superior Content and Services —
— Company Records $206.1 million Non-Cash Goodwill Impairment Charge —
New York, NY August 7, 2008 — Westwood One, Inc. (NYSE: WON) a provider of analog and digital media content, including news, sports, entertainment, traffic, weather, video news services and other information, to the radio, TV and on-line sectors, today reported its operating results for its second quarter ended June 30, 2008.
Tom Beusse, Westwood One’s President and CEO, commented, “We are making significant progress on our strategy to become a leading integrated, cross-platform media company delivering superior content and services. Of note, the recently announced partnership with AirSage, which significantly elevates our traffic offering, and ongoing investments in the business highlight the significant progress we are making in more effectively positioning the Company for the long-term. Moreover, the latest recruits to the management team have a wealth of experience across broad media, radio and digital platforms and we are all aligned on the vision for the business. I am excited about the team we have in place and the addition of The Gores Group, LLC as value-added investors and members of the board.
“While I have said before that 2008 is an important transition year for our newly independent Company, recent revenue trends have been softer than expected due to a weak national economy and a decrease in radio advertising spending. During the second quarter, the difficult business environment negatively impacted revenue and put downward pressure on Adjusted EBITDA and these conditions are expected to continue in the near-term. Over the past few months the new management team has been actively reviewing every aspect of the business and taking actions to improve the Company’s operations. Management has also identified a series of key re-engineering initiatives that are intended to create operating efficiencies, further streamline our cost structure, and drive incremental revenue. These initiatives are consistent with our existing plan but will be accelerated in order to mitigate the current softness in our revenues. These initiatives should provide stability in the near-term and position us to more effectively execute our long term strategy. I look forward to reporting on the specifics of these plans by the end of the third quarter.”

Second Quarter 2008 Results
Revenue for the second quarter of 2008 was $100.4 million compared to $111.0 million in the second quarter of 2007, a decrease of 9.6%. The decrease is primarily due to continuing weakness in the economy and the local/regional advertising marketplace as well as competition. A slight increase in national revenue was offset by a 16.8% revenue decline in the local/regional business, which was driven by reduced advertising spending primarily in the automotive, banking and real estate categories.
Adjusted EBITDA for the second quarter, defined as operating income (loss) plus depreciation and amortization, special charges, a non-cash goodwill impairment charge (referenced in more detail below), and non-cash stock-based compensation, was $14.1 million compared with $26.6 million in the second quarter of 2007. The decline was principally due to a decrease in advertising revenue. Investment in recruiting top-tier management for the sales, digital and business development areas of the business and improved commercial clearances by CBS Radio also played a role. The distribution agreement with CBS has had an immediate and dramatic impact on their national inventory clearance levels, which have increased from the mid-80s to over 93%. These increased clearance rates make Westwood One a significantly more effective advertising platform than in the recent past.
Special charges in the second quarter were $0.9 million as compared with $2.3 million in the second quarter of 2007. Special charges this quarter are comprised of charges for advisory fees related to re-engineering traffic operations and costs attributable to obtaining additional capital. Special charges in the second quarter of 2007 were comprised of $1.3 million of advisory fees to negotiate a new long-term agreement with CBS Radio and $1.0 million in severance for executive management changes.
Operating loss in the second quarter was $195.6 million compared with operating income of $16.6 million in the second quarter of 2007. This operating loss is principally due to the non-cash goodwill impairment charge. Excluding the effect of the impairment charge on the current quarter results, the Company’s operating income would have been $10.4 million. The decrease versus the comparable period last year is due to the combination of lower revenue and higher operating costs, partially offset by the elimination of warrant amortization associated with the CBS Radio warrants that were cancelled as part of the new CBS Radio agreement, lower stock-based compensation and a reduction in other special charges.
Interest expense for the quarter was $4.4 million compared with $5.9 million in the second quarter of 2007, a decrease of 25.6%. The reduction is principally due to lower debt levels. At the end of the quarter the Company’s debt was $260 million, down $85.0 million from December 31, 2007 and down $110.0 million from June 30, 2007.
Income tax benefit for the quarter was $0.2 million compared with income tax expense of $4.0 million in the second quarter of 2007. The current period income tax benefit arose due to a portion of our non-cash goodwill impairment charge being deductible for tax purposes.

Net loss for the second quarter was $199.7 million, or $1.98 per share, compared with net income of $6.9 million, or $0.08 per basic and diluted common share in the second quarter of 2007. Due to the loss in the second quarter of 2008, basic and diluted shares are equivalent.
Free cash flow, defined as net income (loss) plus depreciation and amortization, special charges, goodwill impairment, stock-based compensation, and amortization of deferred financing costs less capital expenditures, in the second quarter was $8.0 million, or $0.08 per diluted share, compared with $15.8 million, or $0.18 per diluted share, in the second quarter of 2007. Capital expenditures were approximately $2.4 million in the current quarter compared with $1.2 million in the second quarter of 2007. The increase in capital expenditures is attributable to costs we are incurring for an improved distribution system for national products and commercials.
Goodwill Impairment Charge
In accordance with Statement of Financial Accounting Standards No. 142, the Company has performed an interim assessment of the value of its goodwill. This action was required given the negative impact of ongoing weakness in the national economy and reduced advertising sales on the Company’s near-term performance. The completion of the two-part test resulted in the Company recording a non-cash charge in the amount of $206.1 million. This non-cash charge does not have any impact on our future operations, nor does it affect the Company’s liquidity, Adjusted EBITDA, Free Cash Flow, cash flow from operating activities or debt covenants. After this impairment, the Company’s goodwill balances will be approximately $258.1 million.
Business Update and Company Outlook
Over the past several months, management has been actively pursuing actions to improve the Company’s operations, including its sales strategy and execution. However, to address near-term economic weakness and to position the Company for long-term profitable growth, management is planning several significant business re-engineering initiatives that should lend stability to the business in the near-term and are intended to drive incremental revenue and streamline the cost structure in the long-term. These initiatives will be in line with the strategy outlined to date and management will merely be accelerating certain initiatives of the overall long-term business plan.
The three key focus areas include:
•	Fundamentally re-engineer the local traffic segment to leverage leading edge technology and right-size the business.
•	Top-grade the sales organization to be more effective and enhance our coverage in key geographic markets while empowering the staff to better cross-sell all of the Company’s media assets.
•	Introduce significant organizational and operational discipline in order to streamline the cost structure by improving processes and becoming more efficient.
The new management team is still finalizing details of these initiatives. By the end of the third quarter, the Company will provide more specific information on formal plans, benefits of initiatives, and details regarding a re-engineering charge that is expected to occur in the third quarter.

2008 Outlook
Due to the ongoing planning process and the dynamic economic environment, which makes it difficult to forecast near-term operations, management believes it is prudent to withdraw the previous formal financial outlook that has been provided for 2008. Management will continue to be open about progress on the Company’s operating initiatives throughout the second half of 2008.
Mr. Beusse concluded, “Although the Company has near-term challenges, Westwood One has entered a new era and we are optimistic about our long-term potential. I am proud of what this new management team has accomplished in such a short amount of time. We are analyzing every aspect of our business, taking decisive actions, and creating key partnerships. We expect that as a result of this hard work, 2009 will be a break-out year. Westwood One is rapidly becoming a more data driven, cross-platform media company delivering superior content and services. We look forward to realizing that vision and to delivering enhanced shareholder value over the long-term.”
About Westwood One
Westwood One (NYSE: WON) is a platform-agnostic content company providing over 150 news, sports, music, talk, entertainment programs, features and live events to numerous media partners. Westwood One also provides local content such as traffic, weather, news, and sports to the radio, TV, and online sectors. Westwood One provides its content and services to more than 5,000 radio stations. For more information please visit www.westwoodone.com.
Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: continued declines in revenue; our ability to raise additional capital or refinance our senior credit agreement; our ability to execute our growth strategy; trends in audience and inventory delivered by our affiliated radio stations, and competition in the media industry; changes in economic conditions in the U.S. and in other countries in which the Company currently does business (both generally and relative to the broadcasting and media industry); advertiser spending patterns; changes in the level of competition for advertising dollars; and fluctuations in programming costs. Other key risks are described in the Company’s reports filed with the SEC, including the Company’s annual report on Form 10-K/A for the year ending December 31, 2007. Except as otherwise stated in this news announcement, Westwood One, Inc. does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

WESTWOOD ONE, INC.
SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
Adjusted EBITDA
The following tables set forth the Company’s Adjusted EBITDA for the three and six month periods ended June 30, 2008 and 2007. The Company defines “Adjusted EBITDA” as operating income (loss) from its Statement of Operations adjusted to exclude the following items: depreciation and amortization, stock-based stock compensation, special charges and goodwill impairment . Adjusted EBITDA is not a performance measure calculated in accordance with Generally Accepted Accounting Principles (“GAAP”).
Adjusted EBITDA is used by the Company to, among other things, evaluate its operating performance, forecast and plan for future periods, value prospective acquisitions, and as one of several components of incentive compensation targets for certain management personnel. This measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Adjusted EBITDA is also used to determine compliance with its debt covenants.
Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance. Adjusted EBITDA as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. As Adjusted EBITDA excludes certain financial information compared with operating income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded. As required by the SEC, the Company provides below a reconciliation of Adjusted EBITDA to operating income, the most directly comparable amount reported under GAAP.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2008	2007	2008	2007

Net income (loss)	($199.7)	$6.9	($205.1)	$7.6
Plus:
Income taxes	(0.2)	4.0	(3.2)	4.5
Interest expense and other	4.3	5.7	9.6	11.8
Depreciation and amortization	2.4	4.9	6.4	9.9
Goodwill impairment & special charges	207.0	2.3	214.9	2.6
Non-cash stock based compensation	0.3	2.8	2.5	5.6

Adjusted EBITDA	$14.1	$26.6	$25.1	$42.0

Free Cash Flow
Free cash flow is defined by the Company as net income (loss) plus depreciation and amortization, stock-based compensation, special charges, and non-cash goodwill impairment less capital expenditures. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the Company’s cash available to service debt and the Company’s ability to make strategic acquisitions and investments, maintain its capital assets, repurchase its common stock and fund ongoing operations. As a result, free cash flow is a significant measure of the Company’s ability to generate long term value. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Free cash flow per fully diluted weighted average Common shares outstanding is defined by the Company as free cash flow divided by the fully diluted weighted average Common shares outstanding.
As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance or net cash provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. In arriving at free cash flow, the Company adjusts net cash provided by operating activities to remove the impact of cash flow timing differences to arrive at a measure which the Company believes more accurately reflects funds available for discretionary use. Specifically, the Company adjusts net cash provided by operating activities (the most directly comparable GAAP financial measure) for capital expenditures, special charges, and deferred taxes, in addition to removing the impact of sources and or uses of cash resulting from changes in operating assets and liabilities. Accordingly, users of this financial information should consider the types of events and transactions which are not reflected. The Company provides below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP, net cash provided by operating activities. The following table presents a reconciliation of the Company’s net cash provided by operating activities to free cash flow:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share amounts)	2008	2007	2008	2007

Net cash provided by (used in) operating activities	$6.0	($19.2)	($4.8)	($2.6)
Plus or Minus:
Changes in assets and liabilities	(4.1)	31.1	8.3	22.9
Special charges	0.9	2.3	8.9	2.6
Deferred taxes	7.6	2.8	7.1	3.1
Capital expenditures	(2.4)	(1.2)	(6.1)	(2.1)

Free cash flow	$8.0	$15.8	$13.4	$23.9

Fully diluted weighted average shares Outstanding	100.8	86.5	95.1	86.4

Free cash flow per diluted share	$0.08	$0.18	$0.14	$0.28

WESTWOOD ONE, INC
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

NET REVENUE	$100,372	$111,025	$206,998	$224,984

Operating Costs (includes related party expenses of $18,445, $16,886, $36,320 and $35,829 respectively)	85,411	83,633	179,640	181,068

Depreciation and Amortization (includes related party warrant amortization of $0 , $2,427, $1,618 and $4,853, respectively)	2,421	4,917	6,397	9,948

Corporate General and Administrative Expenses (includes related party expenses of $0, $861, $610 and $1,690, respectively)	1,199	3,575	4,665	7,451

Goodwill Impairment	206,053	—	206,053	—

Special Charges	897	2,282	8,853	2,637

	295,981	94,407	405,608	201,104

OPERATING (LOSS) INCOME	(195,609)	16,618	(198,610)	23,880

Interest Expense	4,352	5,852	9,751	11,949
Other Income	(43)	(150)	(85)	(150)

(LOSS) INCOME BEFORE INCOME TAXES	(199,918)	10,916	(208,276)	12,081
INCOME TAXES (BENEFIT) EXPENSE	(174)	4,019	(3,194)	4,469

NET (LOSS) INCOME	$(199,744)	$6,897	$(205,082)	$7,612

(LOSS) EARNINGS PER SHARE
COMMON STOCK
BASIC	$(1.98)	$0.08	$(2.16)	$0.09

DILUTED	$(1.98)	$0.08	$(2.16)	$0.09

CLASS B STOCK
BASIC	$—	$—	$—	$0.02

DILUTED	$—	$—	$—	$0.02

WEIGHTED AVERAGE SHARES OUTSTANDING:
COMMON STOCK
BASIC	100,752	86,094	95,119	86,084

DILUTED	100,752	86,540	95,119	86,408

CLASS B STOCK
BASIC	292	292	292	292

DILUTED	292	292	292	292

WESTWOOD ONE, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	June 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,315	$6,187
Accounts receivable, net of allowance for doubtful accounts of $3,585 (2008) and $3,602 (2007)	95,566	108,271
Warrants, current portion	—	9,706
Prepaid and other assets	8,299	13,990

Total Current Assets	109,180	138,154
Property and equipment, net	34,702	33,012
Goodwill	258,061	464,114
Intangible assest, net	3,052	3,443
Other assets	26,139	31,034

TOTAL ASSETS	$431,134	$669,757

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$20,366	$17,378
Amounts payable to related parties	14,466	30,859
Deferred revenue	3,789	5,815
Income taxes payable	1,964	7,246
Accrued expenses and other liabilities	23,776	29,562
Current maturity of Long-Term Debt	60,000	—

Total Current Liabilities	124,361	90,860
Long-term debt	199,495	345,244
Other Liabilities	5,681	6,022

TOTAL LIABILITIES	329,537	442,126

Commitments and Contingencies
Redeemable preferred stock: $.01 par value, authorized 10,000 shares, issued and outstanding, 75 as Series A Convertible Preferred Stock; liquidation preference $1,000 per share	73,738	—

SHAREHOLDERS’ EQUITY
Common stock, $.01 par value: authorized, 300,000 shares; issued and outstanding, 101,345 (2008) and 87,105 (2007)	1,014	872
Class B stock, $.01 par value: authorized, 3,000 shares; issued and outstanding, 292 (2008 and 2007)	3	3
Additional paid-in capital	293,363	290,786
Unrealized gain on available for sale securities	8,551	5,955
Accumulated deficit	(275,072)	(69,985)
TOTAL SHAREHOLDERS’ EQUITY	101,597	227,631

TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY	$431,134	$669,757

WESTWOOD ONE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2008	2007

CASH FLOW FROM OPERATING ACTIVITIES:
Net (loss) income	$(205,082)	$7,612
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	6,397	9,948
Goodwill Impairment	206,053	—
Deferred taxes	(8,563)	(3,079)
Non-cash stock compensation	2,455	5,572
Amortization of deferred financing costs	792	237

	2,052	20,290
Changes in assets and liabilities:
Accounts receivable	12,705	(47)
Prepaid and other assets	5,531	5,264
Deferred revenue	(2,026)	(1,861)
Income taxes payable and prepaid income taxes	(3,915)	(5,455)
Accounts payable and accrued expenses and other liabilities	(2,796)	(23,269)
Amounts payable to related parties	(16,393)	2,516
Net Cash Used By Operating Activities	(4,842)	(2,562)

CASH FLOW FROM INVESTING ACTIVITIES:
Capital expenditures	(6,078)	(2,114)
Net Cash Used In Investing Activities	(6,078)	(2,114)

CASH FLOW FROM FINANCING ACTIVITIES:
Issuance of common stock	22,750	—
Issuance of series A convertible preferred stock and warrants	74,178	—
Debt repayments and payments of capital lease obligations	(85,343)	(359)
Dividend payments	—	(1,663)
Deferred financing costs	(1,537)	—

Net Cash Provided (Used) in Financing Activities	10,048	(2,022)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(872)	(6,698)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	6,187	11,528

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$5,315	$4,830